Exhibit 11.1
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                       BROADVISION, INC. AND SUBSIDIARIES
               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                      (In thousands, except per share data)

                                               Three Months Ended       Six Months Ended
                                                     June 30,              June 30,
                                              --------------------    --------------------
                                                1997        1996        1997       1996
                                              --------    --------    --------    --------

Statement of operations data:

    Net Loss                                  $ (2,109)   $ (2,180)   $ (4,596)   $ (3,878)
    Weighted average number of common
       and dilutive equivalent shares
       used in computations:
    Common Stock                                20,219      16,822      20,111      11,615
    Preferred stock (as if converted)             --          --          --         2,800
                                              --------    --------    --------    --------

           Subtotal                             20,219      16,822      20,111      14,415
                                              --------    --------    --------    --------



Pursuant to Staff Accounting Bulletin No.83
    Preferred stock converted on as-if
       basis at exercise prices less than
       the anticipated initial public
       offering price                             --          --          --         1,967
    Stock options                                 --          --          --         1,317
                                              --------    --------    --------    --------

Shares used in computing net loss
    per share                                   20,219      16,822      20,111      17,699
                                              --------    --------    --------    --------

Net loss per share                            $  (0.10)   $  (0.13)   $  (0.23)   $  (0.22)
                                              ========    ========    ========    ========

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